FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS SECOND QUARTER 2019 FINANCIAL RESULTS WITH CONTINUED STRONG MARGIN IMPROVEMENT

Second Quarter 2019 Highlights

•	Net sales decreased 0.6 percent to $90.7 million from $91.3 million in the prior year

•	GAAP net income was $2.6 million compared to a net loss of $0.1 million in the prior year

•	GAAP net income per diluted share was $0.14 compared to $0.00 per diluted share in the prior year

•	Adjusted net income per share was $0.15 compared to an adjusted net loss per share of $0.07 in the prior year

•	Adjusted EBITDA increased 80.4 percent to $8.0 million from $4.4 million in the prior year

LEHI, Utah, August 8, 2019 - Nature’s Sunshine Products, Inc. (NASDAQ: NATR), a leading natural health and wellness company engaged in the manufacture and sale of nutritional and personal care products, today reported its financial results for the second quarter ended June 30, 2019.

Management Commentary

"We’re about three months into our transformation and are pleased with the progress we’re seeing. It’s still early, but the business is performing in line with expectations, delivering strong second quarter growth in net income and adjusted EBITDA, as a direct result of our strategic restructuring initiatives. Net sales were relatively flat versus prior year despite double-digit growth in Europe and four percent plus growth in Asia, excluding impact of foreign currency. Continued softness in North America and the disruption of sales in China, from the government’s 100-Day review of the direct selling industry, were the key factors inhibiting top-line performance,” stated Terrence Moorehead, President and Chief Executive Officer. “To support top-line growth and drive market penetration, we recently launched a new regional leadership structure designed to build regional capabilities and intensify our consumer focus. We’re also finalizing launch plans for our five growth strategies and will start phasing them in later this year. As a result, we believe we’re well positioned to drive improved performance and shareholder value for the year.”

Second Quarter 2019 Financial Summary

	Net Sales by Operating Segment
	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$35,162	$35,767	(1.7)%	$(2,061)	4.1%
Europe	15,075	13,922	8.3	(388)	11.1
North America	34,620	35,518	(2.5)	(88)	(2.3)
Latin America and Other	5,867	6,059	(3.2)	(95)	(1.6)
	$90,724	$91,266	(0.6)%	$(2,632)	2.3%

Net sales of $90.7 million decreased 0.6 percent compared to $91.3 million in the second quarter of 2018. Net sales were also negatively impacted by $2.6 million of unfavorable foreign currency exchange rate fluctuations. On a local currency basis, net sales increased 2.3 percent compared to 2018. The increase in local currency net sales was primarily related to growth in Asia and Europe, partially offset by declines in North America and Latin America and Other.

Gross margin, as a percentage of net sales, increased to 73.7 percent from 73.4 percent in the second quarter of 2018. The increase in gross margin as compared to the prior year was primarily driven by changes in market mix and reserves for obsolete inventory recorded in the prior year.

Volume incentives, as a percentage of net sales, remained constant at 34.5 percent compared to the second quarter 2018.

Selling, general and administrative expenses ("SG&A") expenses decreased by approximately $2.3 million to $31.0 million for the second quarter of 2019. The decrease in SG&A expenses is primarily due to the decrease in independent service fees in China and savings from restructuring activities. As a percentage of net sales, SG&A expenses decreased to 34.2 percent from 36.5 percent in the second quarter of 2018. Excluding the impact of restructuring and other non-recurring expenses and net gains on sales of properties, SG&A expenses as a percentage of net sales were 33.8 percent and 37.3 percent for the second quarters of 2019 and 2018, respectively.

Operating income in the second quarter of 2019 was $4.5 million, or 5.0 percent of net sales, as compared to $2.2 million, or 2.4 percent of net sales in the second quarter of 2018. Excluding non-recurring items related to restructuring, CEO transition and net gains on sales of properties, operating income was $4.9 million, or 5.4 percent of net sales, compared to a $1.5 million, or 1.6 percent of net sales in the prior year period.

Other income (loss), net, in the second quarter of 2019 was $0.3 million compared to a loss of $1.8 million in the second quarter of 2018. The provision for income taxes was $2.2 million in the second quarter of 2019 compared to $0.4 million in the second quarter of 2018.

GAAP net income attributable to common shareholders was $2.7 million, or $0.14 per diluted common share, compared to $0.1 million, or $0.00 per diluted common share in the second quarter of 2018. Net loss attributable to NSP China was $0.1 million or $0.02 per diluted common share for the quarter, compared to a loss of $0.1 million, or $0.03 per common share for the second quarter of 2018.

Adjusted net income attributable to common shareholders was $2.9 million, or $0.15 per diluted common share, compared to adjusted net loss of $1.2 million, or $0.07 per diluted common share in the prior year period. A reconciliation of adjusted net income to GAAP net income is provided in the attached financial tables.

Adjusted EBITDA was $8.0 million, compared to $4.4 million in 2018. Adjusted EBITDA, which is a non-GAAP financial measure, is defined here as net income from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain noted adjustments. A reconciliation of Net Income to Adjusted EBITDA is provided in the attached financial tables.

Six Months Ended June 30, 2019 Financial Summary

	Net Sales by Operating Segment
	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$68,758	$63,530	8.2%	$(3,531)	13.8%
Europe	30,672	28,525	7.5	(955)	10.9
North America	71,143	73,623	(3.4)	(222)	(3.1)
Latin America and Other	11,423	12,930	(11.7)	(219)	(10.0)
	$181,996	$178,608	1.9%	$(4,927)	4.7%

Net sales of $182.0 million increased 1.9 percent compared to $178.6 million in the six months ended June 30, 2018. Net sales were also negatively impacted by $4.9 million of unfavorable foreign currency exchange rate fluctuations. On a local currency basis, net sales increased 4.7 percent compared to 2018. The increase in local currency net sales was primarily related to growth in Asia and Europe partially offset by a $2.3 million decline in North America and a $1.3 million decline in Latin America and Other.

Gross margin, as a percentage of net sales, increased to 74.0 percent from 73.7 percent in the six months ended June 30, 2018. The increase in gross margin as compared to the prior year was primarily driven by changes in market mix and reserves for obsolete inventory recorded in the prior year.

Volume incentives, as a percentage of net sales, decreased to 34.2 percent from 35.2 percent in the six months ended June 30, 2018. The decrease in volume incentives as a percent of net sales is primarily due to changes in market mix, reflecting growth in markets where volume incentives as a percentage of net sales are lower than the consolidated average, and the growth in NSP China where sales commissions to independent service providers are included in SG&A.

SG&A expenses decreased by approximately $0.8 million to $64.9 million for the six months ended June 30, 2019. The decrease in SG&A expenses is primarily due to savings from restructuring activities. As a percentage of net sales, SG&A expenses decreased to 35.6 percent from 36.8 percent in the six months ended June 30, 2018. Excluding the impact of restructuring and other non-recurring expenses and net gains on sales of properties, SG&A expenses as a percentage of net sales were 34.6 percent and 37.2 percent for the six months ended June 30, 2019 and 2018, respectively.

Operating income in the six months ended June 30, 2019 was $7.5 million, or 4.1 percent of net sales, as compared to $3.1 million, or 1.7 percent of net sales for the same period 2018. Excluding non-recurring items related to restructuring, CEO transition and net gains on sales of properties, operating income was $9.5 million, or 5.2 percent of net sales, compared to a $2.3 million, or 1.3 percent of net sales in the prior year period.

Other income (loss), net, in the six months ended June 30, 2019 was income of $0.3 million compared to a loss of $1.1 million for the same period 2018. The provision for income taxes was $3.4 million in the six months ended June 30, 2019 compared to $1.7 million for the same period 2018.

GAAP net income attributable to common shareholders was $4.4 million, or $0.23 per diluted common share, compared to $0.6 million, or $0.03 per diluted common share in the six months ended June 30, 2018. Net loss attributable to NSP China was $0.4 million or $0.02 per diluted common share for the quarter, compared to a loss of $1.5 million, or $0.08 per common share for the six months ended June 30, 2018.

Adjusted net income attributable to common shareholders was $5.7 million, or $0.29 per diluted common share, compared to adjusted net loss of $0.7 million, or $0.04 per diluted common share in the prior year period. A reconciliation of adjusted net income to GAAP net income is provided in the attached financial tables.

Adjusted EBITDA was $15.3 million, compared to $8.5 million in 2018.

Balance Sheet and Cash Flow

Net cash used in operating activities was $1.1 million for the six months ended June 30, 2019, compared to $9.4 million provided in the prior year period. Capital expenditures during the six months ended June 30, 2019 totaled $2.8 million compared to $2.7 million in the same period of 2018. As of June 30, 2019, the Company had cash and cash equivalents of $46.3 million.

Active Distributors and Customers by Segment (1)

	2019		2018
	Distributors & Customers	Managers	Distributors & Customers	Managers
Asia	38,300	3,000	35,800	3,200
Europe	85,200	4,000	74,600	3,700
North America	78,400	4,700	78,200	5,000
Latin America and Other	30,100	1,200	28,600	1,200
	232,000	12,900	217,200	13,100

(1)
Active Distributors and customers include Nature’s Sunshine Products’ independent Distributors and customers who have purchased our products directly for resale and/or personal consumption during the previous three months ended as of the date indicated. Total Managers, Distributors and Customers, which includes those who have made a purchase in the last twelve months, was 502,100 as of June 30, 2019.

In China, we do not sell our products through Managers and Distributors, but rather through independent service providers who are compensated for marketing, sales support, and other services.

Conference Call

Nature’s Sunshine Products will host a conference call to discuss its second quarter 2019 results on Thursday, August 8, 2019 at 5:00 PM Eastern Time. The toll-free dial-in number for callers in the U.S. and Canada is 1-800-239-9838, conference ID: 7565503. International callers can dial 1-323-794-2551, conference ID: 7565503. A replay will be available from August 8, 2019 at 8:00 PM Eastern Time through Thursday, August 22, 2019 at 11:59 PM Eastern Time by dialing 1-844-512-2921 (U.S. and Canada) or 1-412-317-6671 (International), replay PIN: 7565503. The call will also be webcast live and will be available on the Investors section of Nature’s Sunshine Products’ website at www.naturessunshine.com for 90 days.

About Nature’s Sunshine Products

Nature’s Sunshine Products (NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products in more than 40 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. Additional information about the Company can be obtained at its website, www.naturessunshine.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans, strategies and financial results. All statements (other than statements of historical fact) that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including the following:

•	laws and regulations regarding direct selling may prohibit or restrict our ability to sell our products in some markets or require us to make changes to our business model in some markets;

•	extensive government regulations to which the Company's products, business practices and manufacturing activities are subject;

•	legal challenges to the Company's direct selling program or to the classification of its independent distributors;

•	impact of anti-bribery laws, including the U.S. Foreign Corrupt Practices Act;

•	the Company’s ability to attract and retain independent distributors;

•	the loss of one or more key independent distributors who have a significant sales network;

•	the full implementation of the Company’s joint venture for operations in China with Fosun Industrial Co., Ltd.;

•	registration of products for sale in foreign markets, or difficulty or increased cost of importing products into foreign markets;

•	cybersecurity threats and exposure to data loss;

•	the storage, processing, and use of data, some of which contain personal information, are subject to complex and evolving privacy and data protection laws and regulations;

•	reliance on information technology infrastructure;

•	the effect of fluctuating foreign exchange rates;

•	liabilities and obligations arising from improper activity by the Company’s independent distributors;

•	failure of the Company’s independent distributors to comply with advertising laws;

•	changes to the Company’s independent distributor compensation plans;

•	geopolitical issues and conflicts;

•	negative consequences resulting from difficult economic conditions, including the availability of liquidity or the willingness of the Company’s customers to purchase products;

•	risks associated with the manufacturing of the Company's products;

•	uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;

•	changes in tax laws, treaties or regulations, or their interpretation;

•	actions on trade relations by the U.S. and foreign governments;

•	product liability claims; and

•	the sufficiency of trademarks and other intellectual property rights.

These and other risks and uncertainties that could cause actual results to differ from predicted results are more fully detailed under the caption “Risk Factors” in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports filed on Form 10-Q.

All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into this press release. Except as is required by law, the Company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this press release.

Non-GAAP Financial Measures

We have included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning Adjusted EBITDA and net sales excluding the impact of foreign currency exchange fluctuations. We utilize the non-GAAP measure Adjusted EBITDA in the evaluation of our operations and believe that this measure is a useful indicator of our ability to fund our business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income (loss) as an indicator of our operating performance. Moreover, our Adjusted EBITDA presented may not be comparable to similarly titled measures reported by other companies.

Net sales in local currency removes, from net sales in U.S. dollars, the impact of changes in exchange rates between the U.S. dollar and the functional currencies of our foreign subsidiaries. This is accomplished by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period.

In addition, we believe presenting the impact of foreign currency fluctuations is useful to investors because it allows a more meaningful comparison of net sales of our foreign operations from period to period. Net sales excluding the impact of foreign currency fluctuations should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. We have included a reconciliation of Net Income to Adjusted EBITDA, the most comparable GAAP measure. We have also included a reconciliation of GAAP net income (loss) to Non-GAAP net income (loss) and Non-GAAP Adjusted EPS, in the attached financial tables.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$90,724	$91,266	$181,996	$178,608
Cost of sales	23,865	24,278	47,294	46,991
Gross profit	66,859	66,988	134,702	131,617

Operating expenses:
Volume incentives	31,302	31,492	62,315	62,854
Selling, general and administrative	31,019	33,310	64,871	65,696
Operating income	4,538	2,186	7,516	3,067
Other income (loss), net	306	(1,807)	258	(1,067)
Income before provision for income taxes	4,844	379	7,774	2,000
Provision for income taxes	2,215	441	3,416	1,729
Net income (loss)	2,629	(62)	4,358	271
Net loss attributable to noncontrolling interests	(60)	(129)	(88)	(294)
Net income attributable to common shareholders	$2,689	$67	$4,446	$565

Basic and diluted net income per common share:

Basic earnings per share attributable to common shareholders	$0.14	$—	$0.23	$0.03

Diluted earnings per share attributable to common shareholders	$0.14	$—	$0.23	$0.03

Weighted average basic common shares outstanding	19,291	19,105	19,280	19,058
Weighted average diluted common shares outstanding	19,602	19,402	19,596	19,408

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$46,341	$50,638
Accounts receivable, net of allowance for doubtful accounts of $454 and $460, respectively	8,727	7,751
Inventories	43,928	42,048
Prepaid expenses and other	6,593	6,388
Total current assets	105,589	106,825

Property, plant and equipment, net	61,911	64,061
Operating lease right-of-use assets	26,361	—
Investment securities - trading	1,432	1,308
Intangible assets, net	616	618
Deferred income tax assets	8,724	9,056
Other assets	11,618	11,148
Total assets	$216,251	$193,016

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,998	$5,219
Accrued volume incentives and service fees	20,296	20,562
Accrued liabilities	28,077	34,801
Deferred revenue	2,235	1,197
Related party note payable	1,585	1,530
Income taxes payable	2,173	3,378
Current portion of operating lease liabilities	5,241	—
Total current liabilities	63,605	66,687

Liability related to unrecognized tax benefits	2,157	2,192
Long-term portion of operating lease liabilities	22,418	—
Deferred compensation payable	1,432	1,308
Long-term deferred income tax liabilities	1,556	1,556
Other liabilities	345	705
Total liabilities	91,513	72,448

Shareholders’ equity:
Common stock, no par value, 50,000 shares authorized, 19,302 and 19,204 shares issued and outstanding, respectively	134,342	133,684
Retained earnings (accumulated deficit)	2,374	(2,072)
Noncontrolling interest (deficit)	(25)	63
Accumulated other comprehensive loss	(11,953)	(11,107)
Total shareholders’ equity	124,738	120,568
Total liabilities and shareholders’ equity	$216,251	$193,016

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,358	$271
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Provision for doubtful accounts	30	255
Depreciation and amortization	4,987	5,012
Non-cash lease expense	2,792	—
Share-based compensation expense	851	1,124
Loss (gain) on sale of property, plant and equipment	3	(2,267)
Deferred income taxes	365	(744)
Purchase of trading investment securities	(57)	(96)
Proceeds from sale of trading investment securities	105	566
Realized and unrealized gains on investments	(173)	(11)
Foreign exchange (gains) losses	(205)	834
Changes in assets and liabilities:
Accounts receivable	(1,035)	369
Inventories	(2,052)	2,317
Prepaid expenses and other current assets	(259)	(1,471)
Other assets	(767)	(164)
Accounts payable	(1,226)	(28)
Accrued volume incentives and service fees	(235)	673
Accrued liabilities	(6,203)	4,762
Deferred revenue	1,039	(1,795)
Lease liabilities	(2,340)	—
Income taxes payable	(1,207)	197
Liability related to unrecognized tax benefits	(40)	68
Deferred compensation payable	125	(435)
Net cash (used in) provided by operating activities	(1,144)	9,437
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,774)	(2,671)
Proceeds from sale of property, plant and equipment	—	2,558
Net cash used in investing activities	(2,774)	(113)
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of revolving credit facility	(547)	(33,483)
Proceeds from revolving credit facility	547	27,512
Proceeds from related party borrowing	—	500
Proceeds from the exercise of stock awards	—	410
Tax benefit from stock awards	(193)	(465)
Net cash used in financing activities	(193)	(5,526)
Effect of exchange rates on cash and cash equivalents	(186)	190
Net (decrease) increase in cash and cash equivalents	(4,297)	3,988
Cash and cash equivalents at the beginning of the period	50,638	42,910
Cash and cash equivalents at the end of the period	$46,341	$46,898
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$3,895	$2,272
Cash paid for interest	63	160

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$2,629	$(62)	$4,358	$271
Adjustments:
Depreciation and amortization	2,491	2,411	4,987	5,012
Share-based compensation expense	621	581	851	1,124
Other (income) loss, net*	(306)	1,807	(258)	1,067
Provision for income taxes	2,215	441	3,416	1,729
Other adjustments (1)	367	(734)	1,954	(734)
Adjusted EBITDA	$8,017	$4,444	$15,308	$8,469

(1) Other adjustments
CEO transition	$—	$1,518	$—	$1,518
Restructuring related expenses	367	—	1,954	—
Gain on sale of properties	—	(2,252)	—	(2,252)
Total adjustments	$367	$(734)	$1,954	$(734)

* Other (income) loss, net is primarily comprised of foreign exchange gains (losses), interest income, and interest expense.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO
NON-GAAP NET INCOME and NON-GAAP ADJUSTED EPS
(Amounts in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss)	$2,629	$(62)	$4,358	$271
Adjustments:
CEO transition	—	1,518	—	1,518
Restructuring related expenses	367	—	1,954	—
Net gains on sales of properties	—	(2,252)	—	(2,252)
Tax impact of adjustments	(140)	(577)	(743)	(577)
Total adjustments	227	(1,311)	1,211	(1,311)
Non-GAAP net income (loss)	$2,856	$(1,373)	$5,569	$(1,040)

Reported income (loss) attributable to common shareholders	$2,689	$67	$4,446	$565
Total adjustments	227	(1,311)	1,211	(1,311)
Non-GAAP net income (loss) attributable to common shareholders	$2,916	$(1,244)	$5,657	$(746)

Basic income per share, as reported	$0.14	$—	$0.23	$0.03
Total adjustments, net of tax	0.01	(0.07)	0.06	(0.07)
Basic income (loss) per share, as adjusted	$0.15	$(0.07)	$0.29	$(0.04)

Diluted income per share, as reported	$0.14	$—	$0.23	$0.03
Total adjustments, net of tax	0.01	(0.07)	0.06	(0.07)
Diluted income (loss) per share, as adjusted	$0.15	$(0.07)	$0.29	$(0.04)

Contact:

Scott Van Winkle
Managing Director, ICR
(617) 956-6736
scott.vanwinkle@icrinc.com